Exhibit 4.3

COMMUNITY FIRST, INC.	Computershare Trust Company, N.A.
250 Royall Street
Canton Massachusetts 02021
www.computershare.com

COMMUNITY FIRST, INC. SUBSCRIPTION RIGHTS OFFERING

THIS SUBSCRIPTION RIGHTS OFFERING EXPIRES AT 5:00 P.M., EASTERN TIME, ON <DATE>, UNLESS THE EXERCISE PERIOD IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

Community First, Inc. (the “Company”) has distributed to each holder of its common stock owned as of record (each an “Eligible Holder”) at 5:00 p.m., Eastern Time, on May 10, 2016 (the “Record Date”), at no charge, one non-transferable right, for each share of common stock held as of the Record Date, to purchase 0.075 of a share of common stock of the Company at $4.75 per full share (the “Subscription Rights”). Each Subscription Right entitles an Eligible Holder who fully exercises its basic subscription right to subscribe, prior to the Expiration Date, for additional shares of common stock of the Company at an exercise price of $4.75 per full share to the extent that any shares are not purchased by other Eligible Holders under their basic subscription right as of the Expiration Date (the “Oversubscription Privilege”). The terms and conditions of the Subscription Rights offering are set forth in the Company’s Prospectus dated <DATE> (as it may be amended or supplemented, the “Prospectus”), which is incorporated into this Rights Certificate by reference. Capitalized terms used but not defined herein have the meanings set forth in the Prospectus. The owner of this certificate is entitled to the number of basic Subscription Rights, and is entitled to exercise the basic Subscription Rights for the number of shares, shown on this Rights Certificate.

THE SUBSCRIPTION RIGHTS ARE NON-TRANSFERABLE

The Subscription Rights are non-transferable. The Subscription Rights will not be listed on any securities exchange or quoted on any automated quotation system. The Company cannot assure you that the shares of common stock of the Company issued in respect of exercised Subscription Rights will ever be listed on the New York Stock Exchange, the Nasdaq Global Select Market or any other securities exchange or quotation system.

EXERCISE PRICE

The exercise price for the Subscription Rights and the Oversubscription Privilege is $4.75 per full share. A fractional Subscription Right will not be exercisable unless it is aggregated with other fractional Subscription Rights so that when exercised, in the aggregate, such fractional Subscription Rights result in the purchase of a whole share of common stock of the Company. In other words, fractional Subscription Rights cannot be exercised for fractional shares of common stock of the Company.

METHOD OF EXERCISE OF RIGHTS

IN ORDER TO EXERCISE YOUR SUBSCRIPTION RIGHTS, YOU MUST PROPERLY COMPLETE AND SIGN THIS RIGHTS CERTIFICATE ON THE BACK AND RETURN IT IN THE ENVELOPE PROVIDED, TOGETHER WITH PAYMENT IN FULL FOR AN AMOUNT EQUAL TO THE APPLICABLE EXERCISE PRICE MULTIPLIED BY THE TOTAL NUMBER OF SHARES OF COMMON STOCK THAT YOU ARE REQUESTING TO PURCHASE, TO THE SUBSCRIPTION AGENT, COMPUTERSHARE TRUST COMPANY, N.A., BEFORE 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE.

Holder ID	COY	Class	Rights Qty Issued	Rights Cert #
123456789	XXXX	Subscription Rights	XXX.XXXXXX	12345678

Signature of Owner and U.S. Person for Tax Certification	Signature of Co-Owner (if more than one registered holder listed)	Date (mm/dd/yyyy)

Full payment of the exercise price for each share of common stock you wish to purchase must be made in U.S. dollars by personal check or cashier’s check meeting the requirements of the Subscription Agent drawn upon a U.S. bank payable to the Subscription Agent in accordance with the “Instructions for Use of the Subscription Rights Certificate” that accompanied the mailing of the Prospectus. Notwithstanding the foregoing, Eligible Holders who hold shares as a depository or nominee must make all payments by wire transfer of immediately available funds to the account maintained by the Subscription Agent.

Payments of the exercise price for the common stock will be held in a segregated account until five business days following the Expiration Date, unless the Company withdraws or terminates the Subscription Rights offering. No interest will be paid to you on the funds you deposit with the Subscription Agent. You will not receive any interest on the payments held by the Subscription Agent before your shares have been issued to you or your payment is returned to you, without interest, because your exercise has not been satisfied for any reason.

PLEASE PRINT ALL INFORMATION CLEARLY AND LEGIBLY
SECTION 1: OFFERING INSTRUCTIONS (check the appropriate boxes) IF YOU WISH TO SUBSCRIBE FOR YOUR FULL ENTITLEMENT OF SUBSCRIPTION RIGHTS:

☐	I apply for ALL of my entitlement of new shares x 0.075 = x $4.75 =	$
pursuant to the basic subscription (no. of subscription rights) (no. of new shares) (per share)
EXAMPLE: If you own 1,000 shares of common stock, your basic subscription right permits the purchase of 75 shares.
[1,000 purchase rights x 0.075 = 75 with fractional shares rounded down to the nearest whole number].
☐	In addition, I apply for additional shares pursuant to the x $4.75 =	$
Oversubscription Privilege* (no. of additional shares) (per share)
IF YOU DO NOT WISH TO APPLY FOR YOUR FULL ENTITLEMENT OF SUBSCRIPTION RIGHTS:
☐	I apply for x $4.75 =	$
(no. of new shares) (per share)
	Amount of check enclosed	$
IF YOU DO NOT WISH TO EXERCISE YOUR RIGHT TO SUBSCRIBE: Please disregard this mailing.

SECTION 2: SUBSCRIPTION AUTHORIZATION:

            I acknowledge that I have received the Prospectus for this offering of Subscription Rights and I hereby subscribe for the number of shares indicated above on the terms and conditions specified in the Prospectus relating to the basic subscription and the Oversubscription Privilege in the Subscription Rights offering.

Signature of Subscriber(s)

(and address if different than that listed on this Subscription Certificate)

Telephone number (including area code)

*	You can only participate in the Oversubscription Privilege if you have subscribed for your full entitlement of new shares pursuant to the basic subscription.

Please complete all applicable information and return to: COMPUTERSHARE TRUST COMPANY, N.A.

By First Class Mail: Computershare Trust Company, N.A., Corporate Actions Voluntary Offer, P.O. Box 43011, Providence, RI 02940-3011

By Express Mail or Overnight Delivery: Computershare Trust Company, N.A., Corporate Actions Voluntary Offer, 250 Royall Street, Suite V, Canton, MA 02021

DELIVERY OF THIS SUBSCRIPTION CERTIFICATE TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

Any questions regarding this Subscription Certificate and Subscription Rights Offering may be directed to Community First, Inc.

at (931) 380-2265.